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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 7, 2004

BROOKLINE BANCORP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-23695 (Commission File No.)	04-3402944 (I.R.S. Employer Identification No.)
160 Washington Street, Brookline, Massachusetts 02147 (Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (617) 730-3500

Not Applicable
(Former name or former address, if changed since last report)

Item 5. Other Events

On July 7, 2004, Brookline Bancorp, Inc. ("Brookline" or the "Registrant") issued a press release announcing that it has entered into a definitive agreement with Mystic Financial, Inc. ("Mystic"), pursuant to which the Registrant will acquire Mystic in an exchange of cash and stock. Mystic is headquartered in Medford, Massachusetts and is the holding company of Medford Co-operative Bank, headquartered in Medford, Massachusetts.

Under the terms of the agreement, stockholders of Mystic will be entitled to receive either cash or shares of Brookline common stock, subject to election and allocation procedures which are intended to ensure that, in aggregate, 40% of the shares of Mystic are converted into the right to receive cash of $39.00 per share and that 60% are converted into the right to receive a fixed exchange of 2.6786 shares of Brookline common stock for each share of Mystic. Mystic stock options will be cashed out for the in-the-money value of such options. Brookline will pay an aggregate of approximately $28.4 million in cash and issue approximately 2.52 million shares of its common stock. The total per share consideration is expected to be the sum of (a) 0.4 times $39.00 plus (b) 0.6 times 2.6786 shares of Brookline common stock times the price per share of Brookline common stock immediately prior to closing. At time of announcement, the exchange ratio of 2.6786 was based on the July 1, 2004 10-day average closing price of $14.56 for Brookline common stock.

A copy of the press release is being filed as Exhibit 99.1 to this Current Report.

A copy of the merger agreement is being filed as Exhibit 99.2 to this Current Report.

Item 7. Financial Statements and Exhibits

(a)
Not Applicable.

(b)
Not Applicable.

(c)
Exhibits.

Exhibit No.	Description
99.1	Press release dated July 7, 2004
99.2	Agreement and Plan of Merger by and between Brookline Bancorp, Inc. and Mystic Financial, Inc. dated as of July 7, 2004.

Item 9. Regulation FD Disclosure

On July 8, 2004, the Registrant hosted a conference call to discuss the terms of the acquisition. A copy of the investor presentation that was discussed on the conference call was made available on the Registrant's website. The presentation discussed the pro forma effects of the acquisition.

A copy of the investor presentation is incorporated herein by reference to the Rule 425 filing made by the Registrant on July 8, 2004.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BROOKLINE BANCORP, INC.
Date: July 9, 2004	By:	/s/ PAUL R. BECHET Paul R. Bechet Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

The following exhibits are filed as part of this report:

Exhibit No.	Description
99.1	Press Release Dated July 7, 2004
99.2	Agreement and Plan of Merger by and between Brookline Bancorp, Inc. and Mystic Financial, Inc. dated as of July 7, 2004

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  Item 5. Other Events
  Item 7. Financial Statements and Exhibits
  Item 9. Regulation FD Disclosure
SIGNATURE
EXHIBIT INDEX